Registration No. 333-238017

Registration No. 333-253102

Registration No. 333-258989

Registration No. 333-278530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

NOS. 333-238017, 333-253102, 333-258989, 333-278530

UNDER

THE SECURITIES ACT OF 1933

GAN Limited

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10845 Griffith Peak Drive, Suite 200 Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

GAN Limited 2020 Equity Incentive Plan

GAN Limited Employee Stock Purchase Plan

(Full title of the plans)

Seamus McGill

Chief Executive Officer

GAN Limited

10845 Griffith Peak Drive, Suite 200

Las Vegas, Nevada 89135

(Name, address and telephone number, including area code, of agent for service)

(833) 565-0550

(Registrant’s telephone number, including area code)

Copies to:

Jeffrey H. Kuras Honigman LLP 2290 First National Building 660 Woodward Avenue Detroit, MI Telephone: (313) 465-7446

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by GAN Limited (“GAN” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement No. 333-238017 pertaining to the registration of up to an aggregate of 4,400,000 ordinary shares, par value $0.01 per share, reserved for issuance pursuant to the GAN Limited 2020 Equity Incentive Plan (the “2020 Plan”), filed with the SEC on May 5, 2020.

●	Registration Statement No. 333-253102, pertaining to the registration of up to an aggregate of 1,465,414 ordinary shares, par value $0.01 per share, reserved for issuance pursuant to the 2020 Plan, filed with the SEC on February 12, 2021.

●	Registration Statement No. 333-258989, pertaining to the registration of up to an aggregate of 300,000 ordinary shares, par value $0.01 per share, reserved for issuance pursuant to the GAN Limited Employee Stock purchase Plan, filed with the SEC on August 20, 2021.

●	Registration Statement No. 333-278530, pertaining to the registration of up to an aggregate of 3,409,928 ordinary shares, par value $0.01 per share, reserved for issuance pursuant to the 2020 Plan, filed with the SEC on April 5, 2024.

On May 27, 2025, pursuant to the terms of the Agreement and Plan of Merger dated as of November 7, 2023 (as amended, the “Merger Agreement”) with SEGA SAMMY CREATION INC., a Japanese corporation (“SEGA SAMMY CREATION”), and Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of SEGA SAMMY CREATION (“Merger Sub”), SEGA SAMMY CREATION completed its acquisition of the Company through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, the Company has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 28, 2025.

GAN Limited

By:	/s/ Seamus McGill
Name:	Seamus McGill
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.